Centrue Financial Corporation

Exhibit 99.1

NEWS RELEASE
April 26, 2004

For Immediate Release

CENTRUE FINANCIAL CORPORATION

310 South Schuyler Avenue P.O. Box 3, Kankakee, IL 60901-0003	(815) 937-4440 Fax: (815) 937-3674

For more information contact:
James M. Lindstrom
Chief Financial Officer

CENTRUE FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER EARNINGS

-Centrue Reaffirms Share Repurchase Program -

-Centrue Issues $10 million of Trust Preferred Securities
and Eliminates Quarterly Dividend-

     Kankakee, Illinois.....(April 26, 2004) Centrue Financial Corporation (AMEX:CFF) today announced net income of $845,000 ($0.33 per diluted share) for the first quarter of 2004 compared to net income of $1.4 million ($0.64 per diluted share) for the comparable 2003 period. The Company also announced that it intends to commence a previously announced share repurchase program. In addition to utilizing internally generated funds for share repurchases, the Company also plans to use funds from recently issued trust preferred securities and through the elimination of its quarterly dividend.

     “Share repurchases allow us to return excess capital and reward our long term shareholders. The discontinuation of the dividend and issuance of trust preferred securities provides the resources for repurchases and also preserves capital for our strategic plan to acquire financial institutions in Illinois, Missouri and Indiana,” said Thomas A. Daiber, Chief Executive Officer of the Company. He continued, “With this additional capital, we will continue to pursue additional acquisitions similar to our recently closed acquisition of Parish Bank, which allowed us to expand our banking presence to the #1 market share in Momence, Illinois.”

     “The first quarter of 2004 was our first full quarter with the benefits of the Aviston merger, a management team which includes several new hires and a revitalized focus on our commercial customers. We have begun to realize the benefits of these initiatives through loan growth, increased fee income and increased net interest margin,” said Mr. Daiber.

First Quarter Results

     For the first quarter of 2004, the Company reported net income of $845,000 ($0.33 per diluted share) compared to net income of $1.4 million ($0.64 per diluted share) in the first quarter of 2003, a decrease of $525,000 (38.3%). The first quarter of 2003 included a gain of $478,000 ($0.15 per diluted share after-tax) on the sale of the Hoopeston, Illinois branch. The decrease was primarily due to an increase in provision for loan losses of $234,000 (354.5%), an increase in noninterest expenses of $640,000 (17.4%), partially offset by an increase in net interest income of $582,000 (14.6%) and a decrease in income tax expense of $259,000 (41.3%).

     Net interest income increased to $4.6 million, or $582,000 (14.6%) more than in 2003. Interest income increased by $32,000 (0.4%) and interest expense decreased by $550,000 (16.5%). Net interest margin increased to 3.32% compared to 3.28% for 2003. The increase in the net interest margin was primarily a result of the Company’s effort to replace lower earning assets, such as federal funds sold, with higher yielding tax-advantaged investments. In addition, the Company decreased rates on deposit accounts to be more in line with local competition and repaid certain high rate borrowings. With the decrease in interest rates during the quarter, the Company has lowered the cost of funds for deposits and borrowings.

     The provision for loan losses increased to $300,000 compared to $66,000 for 2003. The increase in the provision for loan losses was due to the Company’s ongoing evaluation of the loan portfolio and the condition of the current economy.

     Noninterest income of $1.2 million decreased by $492,000, or 28.3% from the comparable 2003 period, primarily due to the gain recognized in 2003 attributable to the sale of the Hoopeston branch. Fee income was $892,000, or $259,000 (40.9%) higher than in 2003. This increase was offset by a decrease of $276,000 (72.3%) in net gain on sale of loans and a decrease of $478,000 in gain on sale of branch. The increase in fee income was partially due to the Company’s evaluation during the fourth quarter of

2003 of the products and services offered by the Bank and the related fees. It was determined that the fees associated with some of the Bank’s products and services were below peer levels and needed to be increased accordingly. The decrease in the gain on sale of loans was primarily attributable to the high refinancing activity in 2003. Due to the rate structure in early 2004 and the large amount of loans that refinanced during 2002 and 2003, mortgage activity was negatively impacted.

     Total noninterest expenses were $4.3 million, or $640,000 (17.4%) higher than those in 2003. In 2004, compensation and benefits increased $355,000 (18.6%), while furniture and equipment increased $159,000 (90.3%). Compensation and benefits and furniture and equipment increased primarily due to the addition of personnel and branches that were added due to the merger with Aviston in the fourth quarter of 2003, the opening of three new offices, as well as Parish Bank personnel added in the beginning of March 2004.

     Income tax expense was $368,000 or $259,000 (41.3%) lower than in 2003. The effective income tax rate decreased to 30.3% from 31.4%. The decrease in the effective rate was primarily due to an increase in tax-exempt income from municipal securities.

     The annualized return on stockholders’ equity for the quarter was 7.38% compared to 14.88% for the comparable 2003 period. The decrease in the return on stockholders’ equity was a result of lower net income as well as an increase in stockholders’ equity. The annualized return on assets was 0.56% compared to 1.04% for the first quarter of 2003. The decrease in the return on assets was primarily due to lower net income.

Financial Condition at March 31, 2004

     The Company’s total assets were $612.0 million, an increase of $2.8 million, (0.5%), from $609.2 million at December 31, 2003. Investment securities increased $26.7 million (30.2%), goodwill increased $1.0 million (8.9%), and intangible assets increased $728,000 (59.2%). These increases were partially offset by a decrease in cash and cash equivalents of $26.0 million (57.0%). Deposits increased by $13.1 million (2.7%) to $507.5 million and borrowings decreased $12.5 million (19.4%).

     The increase in investment securities and decrease in cash and cash equivalents was primarily a result of the Company re-positioning lower yielding liquid investments such as federal funds sold to higher yielding investment securities. This re-positioning has already had a positive impact on the Company’s net interest margin. The increase in goodwill and intangible assets is a result of the acquisition of Parish Bank. The increase in deposits was primarily attributable to the acquisition of Parish Bank. The decrease in borrowings was due to higher rate (4.0%) borrowings that matured late in March, 2004.

     Stockholders’ equity totaled $46.7 million, reflecting an increase of $1.0 million (2.2%) compared to December 31, 2003. There were 2,607,816 shares of common stock outstanding at March 31, 2004, compared to 2,606,022 shares of common stock outstanding at December 31, 2003. Equity per share of common stock increased by $0.38 to $17.89 at March 31, 2004 from $17.51 at December 31, 2003. The capital ratios of the Company, as well as of Centrue Bank, the Company’s wholly-owned subsidiary, continued to be in excess of regulatory requirements.

Elimination of Dividend

     The Board of Directors authorized the elimination of the Company’s quarterly dividend. The Company expects the annualized savings (approximately $800,000) from the dividend elimination to be used for the repurchase of its common shares and to fund the Company’s acquisition program. The most recent quarterly dividend equaled $0.075 per share.

Issuance of Trust Preferred Securities

     On April 22, 2004, the Company issued $10.0 million in trust preferred securities as part of a large pool of such securities. These securities carry a variable rate of interest, and are includable, within specified limits, in regulatory capital. The proceeds from the issuance of these securities could be used for a number of corporate purposes, including the repurchase of stock, funding of an acquisition or the purchasing of securities as part of a leveraging strategy. Interest payments on these securities are deductible for income tax purposes.

     Centrue Financial Corporation and Centrue Bank are headquartered in Kankakee, Illinois, which is 60 miles south of downtown Chicago. The Bank operates eighteen branches in eight counties ranging from northeast Illinois to the metropolitan St. Louis area. Centrue Bank has total assets of $612 million and 178 employees on a full time equivalent basis.

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Financial Highlights
Condensed Consolidated Statements of Income
Attached

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of September 11th; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Per Share Data)

	(Unaudited)
	Three Months Ended
	March 31,
	2004	2003
Total interest income	$7,365	$7,333
Total interest expense	2,792	3,342

Net interest income	4,573	3,991
Provision for loan losses	300	66

Net interest income after provision for loan losses	4,273	3,925

Noninterest income:
Net gain on sales of assets	188	886
Fee income	892	633
Other	169	222

Total noninterest income	1,249	1,741

Noninterest expenses:
Compensation and benefits	2,263	1,908
Occupancy	394	339
Furniture and equipment	335	176
Legal and professional fees	236	220
Other	1,081	1,026

Total noninterest expense	4,309	3,669

Income before income taxes	1,213	1,997
Income tax expense	368	627

Net income	$845	$1,370

Other comprehensive income:
Unrealized gains (losses) on available-for-sale securities, net of taxes	313	(169)

Less: realized gains included in net income, net of taxes	59	—

Comprehensive income	$1,099	$1,201

Basic earnings per share	$0.33	$0.64

Diluted earnings per share	$0.33	$0.64

Selected operating ratios (annualized):
Net interest margin (ratio of net interest income to average interest-earning assets)	3.32%	3.28%
Return on assets (ratio of net income to average total assets)	0.56%	1.04%
Return on equity (ratio of net income to average equity)	7.38%	14.88%

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data)

	(Unaudited)
	March 31,	December 31,
	2004	2003
Selected Financial Condition Data:
Total assets	$611,979	$609,208
Net loans, including loans held for sale	425,936	425,840
Allowance for loan losses	7,728	7,471
Investment securities — available-for-sale	114,647	87,712
Investment securities — held-to-maturity	681	892
Deposits	507,501	494,352
Total borrowings	51,908	64,396
Accumulated other comprehensive income	1,342	1,088
Stockholders’ equity	46,650	45,643

Shares outstanding	2,607,816	2,606,022

Stockholders’ equity per share	$17.89	$17.51

Selected asset quality ratios:
Non-performing assets to total assets	1.64%	1.00%
Allowance for loan losses to non-performing loans	82.86%	136.34%
Classified assets to total assets	4.04%	4.12%
Allowance for loan losses to classified assets	31.26%	29.76%

Non-performing asset analysis:
Non-accrual loans	$3,062	$3,248
Loans past due 90 days and accruing	6,265	2,232
Real estate owned and repossessed assets	634	319
Troubled Debt Restructurings	47	281

Total	$10,008	$6,080

Net (recoveries) charge-offs for quarter	$199	$(528)